Exhibit 99.2

REGULATION FD DISCLOSURE

As used in this disclosure, “as adjusted” means, unless otherwise indicated, after giving effect to (i) the Transactions (as defined in “—Recent developments”) and (ii) the proposed offering of $250 million in aggregate principal amount of senior unsecured notes due 2020 and the use of proceeds therefrom. Financial information presented on an as adjusted basis is based upon available data and certain assumptions that we believe are reasonable but is ultimately dependent upon the finalization of certain asset and liability valuations that is currently ongoing. Such information is for informational purposes only and does not purport to represent what our results of operations or financial position would actually be after giving effect to the Transactions and the note offering at any date, nor does such information purport to project the results of operations for any future period.

About EPR

We are a self-administered real estate investment trust, or “REIT,” that develops, owns, leases and finances megaplex theatres, entertainment retail centers (centers generally anchored by an entertainment component such as a megaplex theatre and containing other entertainment-related properties), and destination recreational and specialty properties.

As of March 31, 2010, on an actual and as adjusted basis, we had total assets of approximately $3.1 billion (before accumulated depreciation of approximately $0.2 billion).

As of March 31, 2010, our real estate portfolio was comprised of approximately $2.5 billion in assets (before accumulated depreciation of approximately $0.2 billion). As of March 31, 2010, on an as adjusted basis, our real estate portfolio was comprised of approximately $2.7 billion in assets (before accumulated depreciation of approximately $0.2 billion) and consisted of interests in:

•	107 megaplex movie theatre properties (including two joint venture properties) located in 33 states and Ontario, Canada;

•	nine entertainment retail centers (including one joint venture property) located in Westminster, Colorado; New Rochelle, New York; Burbank, California; Suffolk, Virginia; and Ontario, Canada;

•	27 public charter school properties located in eight states and the District of Columbia;

•	other specialty properties, including 11 wineries (one of which we subsequently sold) and eight vineyards located in California and Washington and a metropolitan ski property located in Ohio;

•	land parcels leased to restaurant and retail operators adjacent to several of our theatre properties;

•	approximately $9.2 million in construction in progress for real estate development; and

•	approximately $137.6 million in undeveloped land inventory.

As of March 31, 2010, we had mortgage notes receivable with an outstanding balance of approximately $435.0 million (including accrued interest). As of March 31, 2010, on an as adjusted basis, we had the following mortgage notes receivable with an outstanding balance of $301.9 million (all amounts include accrued interest):

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$165.5 million in mortgage financing for the development of a water park anchored entertainment village in the greater Kansas City area (the first phase of which opened in July 2009) which is additionally secured by two operating water parks in Texas; and

•	$136.4 million in mortgage financing for ten metropolitan ski properties and development land located in New Hampshire, Vermont, Missouri, Indiana, Ohio and Pennsylvania.

Also, as of March 31, 2010, we had nine other notes receivable with an outstanding balance of $7.2 million (including accrued interest) net of a provision for an aggregate loan loss of $36.9 million. As of March 31, 2010, on an as adjusted basis, we had five other notes receivable with an outstanding balance of $5.2 million (including accrued interest) net of a provision for an aggregate loan loss of $8.2 million.

As of March 31, 2010, on an actual and as adjusted basis, we had invested approximately $215.2 million, net of initial direct costs of $1.7 million, in 27 public charter school properties leased under a master lease to Imagine Schools, Inc. (“Imagine”). We own the fee interest in these properties; however, due to the terms of this lease it is accounted for as a direct financing lease. These properties are located in Arizona, Florida, Georgia, Indiana, Missouri, Nevada, Michigan, Ohio and the District of Columbia.

We generally lease our single-tenant properties to tenants on a long-term triple-net basis that requires the tenant to assume the primary risks involved in operating the property and to pay substantially all expenses associated with the operation and maintenance of the property. We also provide secured mortgage financing and we own multi-tenant properties which are managed for us by third-party management companies.

Many of our leases and mortgages contain additional credit enhancements, including cross-default provisions, pursuant to which a default by an operator under one lease or mortgage would result in a default under each other lease or mortgage between the operator and us, or cross-collateralization provisions, pursuant to which any collateral pledged by an operator to us constitutes collateral for all obligations of that operator. In addition, we may also require parent and corporate guarantees, letters of credit, cash reserves or prepayments.

Our theatre properties are leased to prominent theatre operators, including American Multi-Cinema (“AMC”), Muvico Entertainment, Regal Cinemas, Rave Motion Pictures, Wallace Theatres, Southern Theatres, Cobb Theatres, Kerasotes Showplace Theatres and Cinemark. For the three months ended March 31, 2010, approximately 36% of our total revenue was derived from rental payments by AMC.

For the three months ended March 31, 2010, approximately 16% of our total revenue was derived from our five entertainment retail centers in Ontario, Canada. The Canadian entertainment retail centers represented approximately 18% of our net assets as of March 31, 2010 on an actual basis and 22% on an as adjusted basis.

Recent developments

The following are principal recent developments that occurred after March 31, 2010, which we refer to collectively as the “Transactions” in this disclosure.

Issuance of common shares

On May 11, 2010, we issued pursuant to a registered public offering 3,600,000 common shares at a purchase price of $41.00 per share. Total net proceeds to us after underwriting discounts and expenses were approximately $141.0 million. We used the proceeds from this offering to repay approximately $140.0 million of indebtedness under our existing secured revolving credit facility and for general business purposes.

Cinemark acquisition

On June 11, 2010, we acquired 12 theatre properties for approximately $123.6 million from a third-party. The theatre properties are located in Colorado, California, Texas and Indiana. The theatre properties contain an aggregate of approximately 192 screens, and are comprised of an aggregate of approximately 864,530 square feet of space located on 139 acres. The theatre properties are leased to Cinemark pursuant to triple net leases with the tenant responsible for all taxes, costs and expenses arising from the use or operation of the properties. The leases contain cross-default provisions pursuant to which a default under one lease would result in a default under each other lease. The initial rent on the properties is fixed at approximately $13.4 million per year during the remaining initial term of approximately eight years, with a step down in rent of 11.5% in the event the tenant exercises the first of five tenant options to extend for five years each. We used borrowings under our existing secured revolving credit facility to finance the purchase of the 12 theatre properties.

Cappelli settlement

On December 31, 2009, we commenced litigation against Louis Cappelli and his affiliates seeking payment of amounts due under various loans to them and a declaratory judgment that no further investments are required to be made by us under any prior commitment to Mr. Cappelli or any of his affiliates. This litigation included claims by us seeking payment of amounts due under a mortgage note receivable (the “Concord Mortgage Note”) with a net carrying value at March 31, 2010 of $133.1 million, from Concord Resort, LLC (“Concord Resort”), an entity controlled by Mr. Cappelli, related to a planned casino and resort development in Sullivan County, New York, and other notes receivable. On April 9, 2010, Mr. Cappelli and certain affiliates commenced litigation against us seeking declaratory relief, derivative relief and money damages with respect to the Sullivan County casino project and the City Center entertainment retail center in White Plains, New York (“City Center”). See “Risk factors.” For a further discussion of our investments with Mr. Cappelli and his affiliates—see “Business—Cappelli relationships.”

On June 18, 2010, we entered into a series of agreements with Mr. Cappelli and several of his affiliates regarding the settlement of all pending litigation and a restructuring of our investments with Mr. Cappelli and his affiliates. This settlement represents a significant restructuring of our relationship with Mr. Cappelli by consolidating our various investments with Mr. Cappelli into wholly owned investments in the Concord resort property and the New Rochelle, New York entertainment retail center.

Pursuant to these agreements, among other things:

•	Concord Resort transferred its interests in the Concord resort property to one of our subsidiaries in exchange for its release from obligations under the Concord Mortgage Note, subject to:

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an option granted to Concord Resort to purchase for a two-year period our subsidiary that is holding the Concord resort property for $143.0 million, plus interest accruing on such sum at the rate of 6% per annum,

•	a right of first refusal granted to Concord Resort with respect to purchasing the Concord resort property applicable for a period of two years,

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certain limitations on our ability to own or operate any casino, racino, racing or gaming facility on the Concord resort property, which is adjacent to the Concord casino property owned by an affiliate of Mr. Cappelli (the “Casino Owner”),

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certain limitations on the ability of the Casino Owner (or its successor) to own or operate a resort facility, golf course or other operation or facility on the Concord casino property, other than the currently contemplated casino and hotel project, and

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upon the execution of an agreement for the construction of the Concord casino on the Concord casino property ,we agreed to lease or sublease, as applicable, two golf courses that are associated with the Concord resort property to a Cappelli affiliate on a triple net basis for an initial term of 10 years, plus five 5-year extensions with fair market value rent mutually acceptable to the parties;

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we transferred to a Cappelli affiliate, KBC Concord LLC (“KBC Concord”), three promissory notes, in an aggregate principal amount of $30.0 million and for which we had previously recorded a loan loss reserve in the aggregate of $28.0 million, in exchange for an agreement by KBC Concord to pay us up to $15.0 million payable from 50% of the available cash distributed to KBC Concord from its minority interest in the Concord casino project;

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we have provided a binding commitment to acquire a $30.0 million participation (pari passu with the other lenders) from Union Labor Life Insurance Company (“ULLICO”) in a loan to be made by ULLICO and other lenders under a proposed amended and restated master credit agreement to the Concord casino project, which is conditioned upon, among other things, receipt of a $100.0 million equity investment by a major gaming operator prior to December 31, 2010;

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one of Mr. Cappelli’s affiliates, LC New Roc LP, transferred to us its partnership interest in New Roc Associates, L.P. (previously a consolidated joint venture with a noncontrolling interest balance of $3.9 million at March 31, 2010), which owns the New Rochelle, New York entertainment retail center, in exchange for:

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our interest in LC White Plains Retail LLC and LC White Plains Recreation, LLC (each part of a previously consolidated joint venture with a deficit noncontrolling interest balance of $10.0 million of March 31, 2010), which own the City Center entertainment retail center, and

•	the promissory note, in the original principal amount of $20.0 million payable by Cappelli Group, LLC to us (previously eliminated in consolidation);

•	we paid cash and assumed liabilities of $3.7 million for the interests acquired, the acquisition of certain equipment and the payment of property obligations; and

•	the parties mutually released and settled all claims, obligations and liabilities, including all pending litigation.

Our consolidated balance sheet at March 31, 2010 included total assets, long-term debt, total liabilities and noncontrolling interests related to City Center of $121.7 million, $118.2 million, $123.4 million and $(10.0) million, respectively. City Center’s impact on our results of operations for the three months ended March 31, 2010 was total revenue of $2.6 million, property operating expense of $2.5 million, depreciation and amortization of $0.6 million, interest expense, net of $1.6 million, net loss of $2.3 million and net loss available to common shareholders of $1.2 million. Such amounts will be reclassified to discontinued operations in future financial statements filed with the SEC.

Additionally, City Center’s impact on our results of operations for the twelve months ended December 31, 2009 was total revenue of $11.3 million, property operating expenses of $6.4 million, impairment charges of $35.8 million, depreciation and amortization of $5.3 million, interest expense, net of $6.7 million, net loss of $42.9 million and net loss available to common shareholders of $22.8 million. Such amounts will be reclassified to discontinued operations in future financial statements filed with the SEC.

Mortgage note prepayment

On June 21, 2010, we prepaid our $56.3 million mortgage note that was scheduled to mature on September 10, 2010. The note was secured by the mortgage note receivable due on the same date entered into with Concord Resort in conjunction with the planned resort development. We used borrowings under our existing secured revolving credit facility to prepay the note.

New debt financing

We intend to enter into a new $320.0 million unsecured revolving credit facility. In the event we enter into the new unsecured revolving credit facility, issue debt securities or incur additional indebtedness, such debt may have additional or more restrictive covenants which may limit our ability to operate our business. The consummation of the note offering and entry into our new unsecured revolving credit facility are conditioned upon each other. For further information regarding this new facility, see “Description of certain indebtedness—New unsecured revolving credit facility.”

Historically, we have relied primarily on secured debt financings. The note offering, and our new unsecured revolving credit facility, represent significant steps in the implementation of our new strategy to migrate to an unsecured debt structure. In the future we may from time to time seek to access the public and private credit markets on an opportunistic basis through the issuance of unsecured debt securities. We believe this strategy will increase our access to capital and permit us to more efficiently match available debt and equity financing to our ongoing capital requirements. As part of this strategy, we intend to maintain the ratio of debt to total gross assets (defined as total assets, plus accumulated depreciation) at less than or equal to 45% for the foreseeable future.

We intend to use the net proceeds from the note offering and the initial loans under the new unsecured revolving credit facility to repay the entire outstanding balance of our existing secured revolving credit facility, to repay in full our term loan credit facility, to repay in full our Toronto Dundas Square credit facility, and to pay fees and expenses associated with the early repayment of such facilities. Such application of the net proceeds from the sale of the notes and the initial loans under the new unsecured revolving credit facility will significantly reduce our level of debt that matures during or before 2012.

On an as adjusted basis, our long term debt would decrease from $1.3 billion as of March 31, 2010 to approximately $1.2 billion and total assets (after accumulated depreciation) would not significantly change from the $2.9 billion that was reported at March 31, 2010. When we consider the assets that were previously encumbered by these three loans and the 12 theatre assets acquired on June 11, 2010, our pool of unencumbered real estate investments would have increased to approximately $1.5 billion (52%) from $0.4 billion (15%) at March 31, 2010. As of March 31, 2010, on an as adjusted basis, the percentage of unencumbered real estate investments to unsecured debt would have been approximately 360%. Unencumbered real estate investments are defined as gross rental properties, mortgages and related accrued interest receivable and direct financing leases. On an as adjusted basis, secured debt as a percentage of total gross assets would have decreased to 29% from 44% at March 31, 2010. As of March 31, 2010, on an as adjusted basis, our ratio of debt to total gross assets would have been approximately 39%. Furthermore, we expect to use unsecured indebtedness to replace our remaining secured indebtedness as it matures over the next several years.

RISK FACTORS

The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties may also adversely affect us. See our discussions of risk factors contained in our filings with the Securities and Exchange Commission, including our most recent Form 10-K and Form 10-Q. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed.

Risks that may impact our financial condition or performance

We previously made a significant investment in a planned resort development and have committed to participate in a loan on the related casino project. There can be no assurance that the casino project and resort development will be completed or that the deterioration of the developer’s financial condition or sources of liquidity will not have a material adverse effect on the casino project and resort development or our financial condition and results of operations.

On June 18, 2010, in connection with the settlement of litigation between us and Mr. Cappelli and certain of his affiliates, we acquired the Concord resort property that was subject to the secured first mortgage loan and agreed to participate in a loan to the related casino project, subject to certain conditions. There can be no assurance that the cancellation or indefinite delay of the Concord resort development or the related casino project, would not have a material adverse effect on our investment in the resort property, which could cause us to record an impairment charge with respect to our interest in such property, and which could result in a material adverse effect on our financial condition and results of operations. For a further discussion of our investment with Mr. Cappelli and his affiliates, see “Business—Cappelli relationships.”

We depend on leasing space to tenants on economically favorable terms and collecting rent from our tenants, who may not be able to pay.

At any time, a tenant may experience a downturn in its business that may weaken its financial condition. Similarly, a general decline in the economy may result in a decline in demand for space at our commercial properties. Our financial results depend significantly on leasing space at our properties to tenants on economically favorable terms. In addition, because a majority of our income comes from leasing real property, our income, funds available to pay indebtedness and funds available for distribution to our shareholders will decrease if a significant number of our tenants cannot pay their rent or if we are not able to maintain our levels of occupancy on favorable terms. If tenants of a property cannot pay their rent or we are not able to maintain our levels of occupancy on favorable terms, there is also a risk that the fair value of the underlying property will be considered less than its carrying value and we may have to take a charge against earnings. In addition, if a tenant does not pay its rent, we might not be able to enforce our rights as landlord without delays and might incur substantial legal costs.

If a tenant becomes bankrupt or insolvent, that could diminish or eliminate the income we expect from that tenant’s leases. If a tenant becomes insolvent or bankrupt, we cannot be sure that we could recover the premises from the tenant promptly or from a trustee or debtor-in-possession in a bankruptcy proceeding relating to the tenant. On the other hand, a bankruptcy court might authorize the tenant to terminate its leases with us. If that happens, our claim against the bankrupt tenant for unpaid future rent would be subject to statutory limitations that might be substantially less than the remaining rent owed under the leases. In addition, any claim we have for unpaid past rent would likely not be paid in full and we would also have to take a charge against earnings for any accrued straight-line rent receivable related to the leases.

Specifically, the wine industry has been adversely affected by recent economic conditions which may affect our tenants’ ability to perform under their leases. The economic downturn has adversely affected the wine industry generally, and has severely impacted the cash flow of many vineyard and winery properties, which could result in their failure to have sufficient funds to support operations or make payment under their leases.

A single tenant represents a substantial portion of our lease revenues.

For the three months ended March 31, 2010, approximately 36% of our total revenue was derived from rental payments by AMC under leases for megaplex theatre properties. AMC Entertainment, Inc. (“AMCE”) has guaranteed AMC’s performance under substantially all of their leases. We have diversified and expect to continue to diversify our real estate portfolio by entering into lease transactions with a number of other leading operators. Nevertheless, our revenues and our continuing ability to make payment on the notes are currently substantially dependent on AMC’s performance under its leases and AMCE’s performance under its guarantee.

We believe AMC occupies a strong position in the industry and we intend to continue acquiring and leasing back or developing new AMC theatres. However, AMC and AMCE are susceptible to the same risks as our other tenants described herein. If for any reason AMC failed to perform under its lease obligations and AMCE did not perform under its guarantee, we may not have sufficient funds to support operations or make payment on the notes until substitute tenants are obtained. If that happened, we cannot predict when or whether we could obtain substitute quality tenants on acceptable terms.

There are risks inherent in having indebtedness and the use of such indebtedness to fund acquisitions.

We currently utilize debt to fund portions of our operations and acquisitions. In a rising interest rate environment, the cost of our variable rate debt and any new variable rate debt will increase. We have used leverage to acquire properties and expect to continue to do so in the future. Although the use of leverage is common in the real estate industry, our use of debt exposes us to some risks. If a significant number of our tenants fail to make their lease payments and we don’t have sufficient cash to pay principal and interest on the debt, we could default on our debt obligations. A substantial amount of our debt financing is secured by mortgages on our properties. If we fail to meet our mortgage payments, the lenders could declare a default and foreclose on those properties.

Covenants in our debt instruments could adversely affect our financial condition and our acquisitions and development activities.

The mortgages on our properties contain customary covenants such as those that limit our ability, without the prior consent of the lender, to further mortgage the applicable property or to discontinue insurance coverage. Our new unsecured revolving credit facility and other loans that we may obtain in the future contain certain cross-default provisions as well as customary restrictions, requirements and other limitations on our ability to incur indebtedness, including covenants that limit our ability to incur debt based upon the level of our ratio of total debt to total assets, our ratio of secured debt to total assets, our ratio of EBITDA to interest expense and fixed charges. Our ability to borrow under our new unsecured revolving credit facility is also subject to compliance with certain other covenants. In addition, failure to comply with our covenants could cause a default under the applicable debt instrument, and we may then be required to repay such debt with capital from other sources. Under those circumstances, other sources of capital may not be available to us, or be available only on unattractive terms. Additionally, our ability to satisfy current or prospective lenders’ insurance requirements may be adversely affected if lenders generally insist upon greater insurance coverage against acts of terrorism than is available to us in the marketplace or on commercially reasonable terms.

We rely on debt financing, including borrowings under our new unsecured revolving credit facility and debt secured by individual properties, to finance our acquisition and development activities and for working capital. If we are unable to obtain financing from these or other sources, or to refinance existing indebtedness upon maturity, our financial condition and results of operations would likely be adversely affected.

Potential liability for environmental contamination could result in substantial costs.

Under federal, state and local environmental laws, we may be required to investigate and clean up any release of hazardous or toxic substances or petroleum products at our properties, regardless of our knowledge or actual responsibility, simply because of our current or past ownership of the real estate. If unidentified environmental problems arise, we may have to make substantial payments, which could adversely affect our cash flow and our ability to make payment on the notes. This is because:

•	as owner we may have to pay for property damage and for investigation and clean-up costs incurred in connection with the contamination;

•	the law may impose clean-up responsibility and liability regardless of whether the owner or operator knew of or caused the contamination;

•	even if more than one person is responsible for the contamination, each person who shares legal liability under environmental laws may be held responsible for all of the clean-up costs; and

•	governmental entities and third parties may sue the owner or operator of a contaminated site for damages and costs.

These costs could be substantial and in extreme cases could exceed the value of the contaminated property. The presence of hazardous substances or petroleum products or the failure to properly remediate contamination may adversely affect our ability to borrow against, sell or lease an affected property. In addition, some environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with a contamination. Most of our loan agreements require the Company or a subsidiary to indemnify the lender against environmental liabilities. Our leases require the tenants to operate the properties in compliance with environmental laws and to indemnify us against environmental liability arising from the operation of the properties. We believe all of our properties are in material compliance with environmental laws. However, we could be subject to strict liability under environmental laws because we own the properties. There is also a risk that tenants may not satisfy their environmental compliance and indemnification obligations under the leases. Any of these events could substantially increase our cost of operations, require us to fund environmental indemnities in favor of our lenders, limit the amount we could borrow under our new unsecured revolving credit facility, and reduce our ability to service our debt.

There are risks in owning assets outside the United States.

Our properties in Canada are subject to the risks normally associated with international operations. The rentals under our Canadian leases and the debt service on our Canadian mortgage financing are payable or collectible (as applicable) in Canadian dollars, which could expose us to losses resulting from fluctuations in exchange rates to the extent we have not hedged our position. Canadian real estate and tax laws are complex and subject to change, and we cannot assure you we will always be in compliance with those laws or that compliance will not expose us to additional expense. We may also be subject to fluctuations in Canadian real estate values or markets or the Canadian economy as a whole, which may adversely affect our Canadian investments. For the three months ended March 31, 2010, approximately 16% of our total revenue was derived from our five entertainment retail centers in Ontario, Canada. The Canadian entertainment retail centers represented approximately 18% of our net assets as of March 31, 2010 on an actual basis and 22% on an as adjusted basis.

Additionally, we have made small initial investments in projects located in China and may enter other international markets, which may have similar risks as described above as well as unique risks associated with a specific country.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the financial statements and related notes included in our filings with the Securities and Exchange Commission. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including, but not limited to, those set forth under “Risk factors” and in our filings with the Securities and Exchange Commission.

Recent developments

Investments

On January 22, 2010, we acquired five public charter school properties from Imagine and funded one expansion at a previously acquired public charter school property for a total acquisition price of $44.1 million. The properties are leased under a long-term triple-net master lease that is classified as a direct financing lease. The five properties are located in Florida, Indiana and Ohio and the expansion is located in Michigan. Additionally, we have agreed to finance $10.9 million in development costs for expansions at four of our existing public charter school properties.

On March 4, 2010, we completed the acquisition of Toronto Dundas Square, previously in receivership, by paying off senior debt of approximately $122.0 million Canadian dollars (CAD). As a result of the closing of this acquisition, our second mortgage note on the project has been extinguished. In conjunction with the acquisition, we closed on a CAD $100.0 million first mortgage credit facility with a group of banks. Toronto Dundas Square is a 13-level entertainment retail center located in downtown Toronto, consisting of approximately 330,000 square feet of net rentable area, as well as 25,000 square feet of digital and static signage.

Cappelli loan

During the first quarter of 2010, we determined that our minority joint venture partner in New Roc, an affiliate of Mr. Cappelli, who was also the property manager, made an unauthorized short-term loan to itself from the partnership for approximately $700 thousand. This loan was not repaid during the first quarter of 2010 according to its terms. We determined that this loan should be fully reserved and thus recorded a provision for loan loss of $700 thousand during the three months ended March 31, 2010. We subsequently forgave this loan in connection with our settlement with Mr. Cappelli and his affiliates, as further discussed under “Regulation FD Disclosure—Recent developments—Cappelli settlement.”

Other mortgage notes and notes receivable

During the three months ended March 31, 2010, we advanced $247 thousand under our secured mortgage loan agreements with SVV I, LLC and an affiliate of SVV I, LLC (together “SVVI”) for the development of a water-park anchored entertainment village in Kansas City, Kansas, the first phase of which opened in July 2009. The carrying value of this mortgage note receivable at March 31, 2010 was $165.5 million, including related accrued interest receivable of $1.9 million (representing February and March interest). Subsequent to March 31, 2010 we advanced $5.0 million under this secured mortgage loan for additional improvements made to the Kansas City, Kansas water-park.

On April 2, 2010, our first mortgage loan agreement with Peak for $25.0 million matured. The carrying value of this mortgage note receivable at March 31, 2010 was $33.7 million, including related accrued interest receivable of $8.7 million. Per the terms of the note agreement, the principal and related accrued interest receivable at the April 2, 2010 maturity date rolled into our $62.5 million first mortgage loan agreement with Peak.

Tenant defaults

Subsequent to March 31, 2010, one of our vineyard and winery tenants, Sapphire Wines, LLC went into receivership. Revenue from this tenant totaled $532 thousand and $546 thousand for the three months ended March 31, 2010 and 2009, respectively. Outstanding receivables of $1.5 million (including $175 thousand of straight-line rent) have been fully reserved at March 31, 2010. We have assessed the carrying value of the property for impairment at March 31, 2010 and no additional provision for impairment was considered necessary based on this analysis. Management determined the fair value of the assets taking into account various factors, including an independent appraisal prepared as of December 31, 2009.

Winery disposition

On June 15, 2010, we sold the former Havens Winery property in Napa, California for approximately $6.5 million.

Liquidity and capital resources

Cash and cash equivalents were $21.0 million at March 31, 2010. In addition, we had restricted cash of $10.8 million at March 31, 2010. Of the restricted cash at March 31, 2010, $1.0 million relates to cash held for our borrowers’ debt service reserves for mortgage notes receivable and the balance represents deposits required in connection with debt service, payment of real estate taxes and capital improvements.

Mortgage debt, credit facilities and term loan

As of March 31, 2010, we had total debt outstanding of $1.3 billion. As of March 31, 2010, $1.0 billion of debt outstanding was fixed rate mortgage debt secured by a substantial portion of our rental properties and mortgage notes receivable, with a weighted average interest rate of approximately 5.9%. This $1.0 billion of fixed rate mortgage debt includes $203.3 million of LIBOR based debt that has been converted to fixed rate debt with interest rate swaps as further described below.

At March 31, 2010, we had $107.0 million in debt outstanding under our $215.0 million existing secured revolving credit facility, with interest at a floating rate. The facility has a term expiring October 26, 2011 with a one year extension available at our option, subject to certain terms and conditions including the payment of an extension fee. The amount that we are able to borrow on our existing secured revolving credit facility is a function of the values and advance rates, as defined by the credit agreement, assigned to the assets included in the borrowing base less outstanding letters of credit and less other liabilities, excluding our $117.3 million term loan, that are recourse obligations of the Company. As of March 31, 2010, our total availability under the existing secured revolving credit facility was $108.0 million.

Through March 31, 2010, VinREIT, a subsidiary that holds our vineyard and winery assets, had drawn nine term loans aggregating $96.7 million in initial principal under our $160.0 million credit facility. These term loans have maturities ranging from December 1, 2017 to June 5, 2018, are 30% recourse to us and have stated interest rates of LIBOR plus 175 basis points on loans secured by real property and LIBOR plus 200 basis points on loans secured by fixtures and equipment. Under certain conditions, we are required to provide additional guarantees of these term loans beyond the 30% recourse provision described above. As of June 22, 2010, we had provided additional guarantees of $9.6 million. We entered into seven interest rate swaps during 2008 that fixed the interest rates on the outstanding loans at a weighted average rate of 5.2%. Term loans can be drawn through September 26, 2010 under the credit facility. The credit facility provides for an aggregate advance rate of 65% based on the lesser of cost or appraised value. At March 31, 2010, the term loans outstanding under the credit facility had an aggregate balance of $92.9 million and approximately $63.3 million of the facility remains available. The credit facility also contains an accordion feature, whereby, subject to lender approval, we may obtain additional term loan commitments in an aggregate principal amount not to exceed $139.5 million.

Additionally, in conjunction with our acquisition of Toronto Dundas Square, we entered into a Term Loan Credit Agreement totaling CAD $100.0 million ($98.0 million U.S.). This agreement bears interest at a variable rate initially equal to the Canadian Prime Rate (subject to a floor of 300 basis points) plus 300 basis points and thereafter we can elect that interest accrue at the Bankers’ Acceptances (“BA”) rate (subject to a floor of 200 basis points) plus 400 basis points. The agreement requires quarterly principal payments of CAD $1.25 million ($1.23 million US) plus interest, with the remaining principal amount due at maturity on March 4, 2012. The agreement has a one year extension option exercisable under certain circumstances and subject to certain conditions.

Our principal investing activities are acquiring, developing and financing entertainment, entertainment-related, recreational and specialty properties. These investing activities have generally been financed with mortgage debt and the proceeds from equity offerings. Our existing secured revolving credit facility and our term loans are also used to finance the acquisition or development of properties, and to provide mortgage financing. Continued growth of our rental property and mortgage financing portfolios will depend in part on our continued ability to access funds through additional borrowings and securities offerings.

Certain of our long-term debt agreements contain customary restrictive covenants related to financial and operating performance. At March 31, 2010, we were in compliance with all restrictive covenants.

Liquidity requirements

Short-term liquidity requirements consist primarily of normal recurring corporate operating expenses, debt service requirements and distributions to shareholders. We meet these requirements primarily through cash provided by operating activities.

Net cash provided by operating activities was $33.5 million for the three months ended March 31, 2010 and $35.3 million for the three months ended March 31, 2009. Net cash provided by operating activities was $148.8 million, $146.3 million and $131.6 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Net cash used in investing activities was $157.6 million and $21.2 million for the three months ended March 31, 2010 and 2009, respectively. Net cash used in investing activities was $192.0 million, $492.0 million and $420.6 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Net cash provided by financing activities was $121.4 million for the three months ended March 31, 2010 and net cash used by financing activities $50.5 million for the three months ended March 31, 2009. Net cash provided by financing activities was $15.7 million, $381.2 million and $294.3 million for the years ended December 31, 2009, 2008 and 2007, respectively.

We anticipate that our cash on hand, cash from operations, and funds available under our new unsecured revolving credit facility will provide adequate liquidity to fund our operations, make interest and principal payments on our debt, and allow distributions to our shareholders and avoid corporate level federal income or excise tax in accordance with REIT Internal Revenue Code requirements.

Long-term liquidity requirements at March 31, 2010 consisted primarily of maturities of long-term debt. Contractual obligations as of March 31, 2010 are as follows (in thousands):

	Years ended December 31,
Contractual Obligations	2010		2011		2012	2013	2014	Thereafter	Total

Long Term Debt Obligation	$193,116	(1)	$255,333	(2)	$183,204	$119,527	$155,359	$402,084	$1,308,623
Interest on Long Term Debt Obligations	$53,862		$63,113		$45,228	$34,456	$25,687	$42,633	$264,979

Total	$246,978		$318,446		$228,432	$153,983	$181,046	$444,717	$1,573,602

(1)	In addition to recurring principal payments, this amount includes $56.25 million in debt maturing in September 2010 related to the planned resort development in Sullivan County, New York and $112.5 million in debt maturing in October 2010 secured by the City Center entertainment retail center in White Plains, New York. The $112.5 million related to City Center is extendable for two to four years based on meeting certain conditions including a minimum net operating income threshold. We may elect to surrender this property at the loan’s maturity. In any event, we do not anticipate this loan, which is non-recourse to us, will be a liquidity event to the Company at the October 2010 maturity.

(2)	In addition to recurring principal payments, this amount includes $115.5 million of maturing debt secured by one theatre and one ski resort as well as five mortgage notes receivable. This debt is extendable at the company’s option until October 26, 2012. This amount also includes $107.0 million related to the existing secured revolving credit facility due October 26, 2011. This facility has a one year extension available at our option subject to certain conditions.

Contractual obligations as of March 31, 2010, on an as adjusted basis, are as follows (in thousands):

	Years ended December 31,
Contractual Obligations	2010	2011	2012	2013	2014	Thereafter	Total

Long Term Debt Obligation	$19,108	$27,011	$93,373	$254,376	$155,359	$647,085	$1,196,312
Interest on Long Term Debt Obligations	$52,920	$70,790	$68,162	$58,350	$44,190	$141,080	$435,492

Total	$72,028	$97,801	$161,535	$312,726	$199,549	$788,165	$1,631,804

Additionally, our unconsolidated joint ventures, Atlantic EPR-I and Atlantic EPR-II, have mortgage notes payable at March 31, 2010 of $14.9 million and $12.9 million which mature in May 2010 and September 2013, respectively. Subsequent to the three-month period ended March 31, 2010, we contributed $15.0 million to Atlantic-EPR I to pay off the partnership’s long-term debt at its May 1, 2010 maturity.

Commitments

As of March 31, 2010, we have agreed to finance $10.9 million in development costs for expansions at four of our existing public charter school properties. Development costs are advanced by us in periodic draws. If we determine that construction is not being completed in accordance with the terms of the development agreement, we can discontinue funding construction draws. We have agreed to lease the expansion facility to the current operator at pre-determined rates.

On October 31, 2007, we entered into a guarantee agreement for economic development revenue bonds with a total principal amount of $22.0 million related to three theatres in Louisiana, maturing on October 31, 2037. The bonds were issued by Southern Theatres for the purpose of financing the development and construction of three megaplex theatres in Louisiana. We earn an annual fee of 1.75% on the outstanding principal amount of the bonds and the fee is paid by Southern Theatres monthly. We evaluated this guarantee in connection with the provisions of FASB ASC Topic 450 on Guarantees (“Topic 450”). Based on certain criteria, Topic 450 requires a guarantor to record an asset and a liability at inception. Accordingly, we had recorded $4.0 million as a deferred asset included in accounts receivable and $4.0 million included in other liabilities in the accompanying consolidated balance sheet as of December 31, 2008, which represented management’s best estimate of the fair value of the guarantee at inception which will be realized over the term of the guarantee. During the third quarter of 2009, the outstanding principal amount of the bonds was reduced from $22.0 million to $14.4 million due to a principal repayment. Accordingly, we reduced the asset and liability recorded to reflect the decrease in the outstanding principal balance. We have recorded $2.6 million as a deferred asset included in accounts receivable and $2.6 million included in other liabilities in the accompanying consolidated balance sheet as of March 31, 2010.

We have certain commitments related to our mortgage note investments that we may be required to fund in the future. We are generally obligated to fund these commitments at the request of the borrower or upon the occurrence of events outside of our direct control. As of March 31, 2010, we had three mortgage notes receivable with commitments totaling approximately $20.0 million. If these commitments are funded in the future, interest will be charged at rates consistent with the existing investments. The $20.0 million excludes any future amounts that may be funded related to the planned casino and resort development in Sullivan County, New York, which we acquired on June 18, 2010, including the related $30.0 million commitment, as further described in “Regulation FD Disclosure—Recent developments.”

Liquidity analysis

In analyzing our liquidity, we generally expect that our cash provided by operating activities will meet our normal recurring operating expenses, recurring debt service requirements and distributions to shareholders.

After the note offering, we will have no significant consolidated debt that matures before 2012. During 2012, we have approximately $65.3 million of consolidated debt maturities. Our cash commitments, as described above, include additional amounts expected to be funded in 2010 of $10.9 million for the public charter school expansions and additional commitments under various mortgage notes receivable totaling $20.0 million. Of the $20.0 million of commitments, approximately $700 thousand is expected to be funded in 2010.

After the note offering and the closing of the new unsecured revolving credit facility, our sources of liquidity for 2010 to pay the above commitments include the remaining amount available under our new unsecured revolving credit facility of approximately $185.2 million, on an as adjusted basis, and unrestricted cash on hand. Accordingly, while there can be no assurance, we expect that our sources of cash will significantly exceed our expected uses of cash over the remainder of 2010.

We believe that we will be able to repay, extend, refinance or otherwise settle our debt as the debt comes due in the future, and that we will be able to fund our remaining commitments as necessary. However, there can be no assurance that additional financing or capital will be available, or that terms will be acceptable or advantageous to us.

Our primary use of cash after paying operating expenses, debt service, distributions to shareholders and funding existing commitments is in growing our investment portfolio through the acquisition, development and financing of additional properties. We expect to finance these investments with borrowings under our new unsecured revolving credit facility, as well as long-term debt and equity financing alternatives. The availability and terms of any such financing will depend upon market and other conditions. If we borrow the maximum amount available under our new unsecured revolving credit facility, there can be no assurance that we will be able to obtain additional investment financing. See “Risk factors.”

Quantitative and qualitative disclosures about market risk

We are exposed to market risks, primarily relating to potential losses due to changes in interest rates and foreign currency exchange rates. We seek to mitigate the effects of fluctuations in interest rates by matching the term of new investments with new long-term fixed rate borrowings whenever possible. We also have a $215 million secured revolving credit facility with $107 million outstanding as of March 31, 2010, a $160.0 million term loan facility with $92.9 million outstanding as of March 31, 2010, a $10.7 million bond, a $56.25 million term loan, a $117.3 million term loan and a $98.4 million credit facility, all of which bear interest at a floating rate. As further described in our consolidated unaudited financial statements, $89.3 million of the term loans are LIBOR based debt that has been converted to a fixed rate with seven interest rate swaps and the $117.3 million term loan includes $114.0 million of LIBOR based debt that has been converted to a fixed rate with two interest rate swaps. We expect to use the net proceeds of the note offering and the initial loans under the new unsecured revolving credit facility to repay certain of the indebtedness described above, which will require the termination of the two interest rate swaps relating to the $114.0 million of LIBOR based debt.

We are subject to risks associated with debt financing, including the risk that existing indebtedness may not be refinanced or that the terms of such refinancing may not be as favorable as the terms of current indebtedness. The majority of our borrowings are subject to mortgages or contractual agreements which limit the amount of indebtedness we may incur. Accordingly, if we are unable to raise additional equity or borrow money due to these limitations, our ability to make additional real estate investments may be limited.

The fair value of our debt as of March 31, 2010 is estimated by discounting the future cash flows of each instrument using current market rates including current market spreads.

The following table presents the principal amounts, weighted average interest rates, and other terms required by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes as of March 31, 1010 (including the impact of the interest rate swap agreements described below):

Expected Maturities

(in millions)	2010	2011	2012	2013	2014	Thereafter	Total	Estimated Fair Value

March 31, 2010:
Fixed rate debt	$132.0	$140.6	$92.9	$119.1	$154.9	$389.9	$1,029.4	$1,023.9
Average interest rate	5.7%	5.9%	6.5%	5.8%	6.3%	5.8%	5.9%	5.6%
Variable rate debt	$61.1	$114.7	$90.3	$0.5	$0.5	$12.1	$279.2	$279.2
Average interest rate (as of March 31, 2010)	5.9%	5.4%	6.0%	2.2%	2.2%	0.5%	5.5%	5.5%

The following table presents the principal amounts, weighted average interest rates, and other terms required by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes as of March 31, 1010, on an as adjusted basis (including the impact of the interest rate swap agreements described below):

Expected Maturities

(in millions)	2010	2011	2012	2013	2014	Thereafter	Total	Estimated Fair Value

March 31, 2010:
Fixed rate debt	$18.8	26.6	92.9	119.1	154.9	634.9	1,047.2	1,037.8
Average interest rate	6.1%	6.1%	6.5%	5.8%	6.3%	6.5%	6.4%	6.4%
Variable rate debt	$0.3	0.4	0.4	135.3	0.5	12.2	149.1	149.1
Average interest rate (as of March 31, 2010)	2.2%	2.2%	2.2%	4.0%	2.2%	0.5%	3.7%	3.7%

We financed the acquisition of our five Canadian entertainment retail centers with fixed rate mortgage loans from a Canadian lender in the original aggregate principal amount of approximately U.S. $195 million. The loans were made and are payable by us in CAD, and the rents received from tenants of the properties are payable in CAD.

We have partially mitigated the impact of foreign currency exchange risk on our Canadian properties by matching Canadian dollar debt financing with Canadian dollar rents. To further mitigate our foreign currency risk in future periods on the five Canadian properties, during the second quarter of 2007, we entered into a cross currency swap with a notional value of $76.0 million CAD and $71.5 million U.S. The swap calls for monthly exchanges from January 2008 through February 2014 with us paying CAD based on an annual rate of 17.16% of the notional amount and receiving U.S. dollars based on an annual rate of 17.4% of the notional amount. There is no initial or final exchange of the notional amounts. The net effect of this swap is to lock in an exchange rate of $1.05 CAD per U.S. dollar on approximately $13 million of annual CAD denominated cash flows. These foreign currency derivatives should hedge a significant portion of our expected CAD denominated FFO of these four Canadian properties through February 2014 as their impact on our reported FFO when settled should move in the opposite direction of the exchange rates utilized to translate revenues and expenses of these properties.

In order to also hedge our net investment on four of the Canadian properties, we entered into a forward contract with a notional amount of $100 million CAD and a February 2014 settlement date which coincides with the maturity of our underlying mortgage on these four properties. The exchange rate of this forward contract is approximately $1.04 CAD per U.S. dollar. This forward contract should hedge a significant portion of our CAD denominated net investment in these four centers through February 2014 as the impact on accumulated other comprehensive income from marking the derivative to market should move in the opposite direction of the translation adjustment on the net assets of our four Canadian properties.

We have not yet hedged any of our net investment in the CAD denominated investment in Toronto Dundas Square.

BUSINESS

General

EPR was formed on August 22, 1997 as a Maryland REIT, and an initial public offering of our common shares of beneficial interest was completed on November 18, 1997. We develop, own, lease and finance properties for consumer preferred high-quality businesses, which include megaplex theatres, entertainment retail center centers (centers typically anchored by an entertainment component such as a megaplex theatre and containing other entertainment-related properties), and destination recreational and specialty properties. As further explained under “—Growth strategies” below, our investments are guided by a focus on inflection opportunities that are associated with or support enduring uses, excellent executions, attractive economics and an advantageous market position.

We are a self-administered REIT. As of March 31, 2010, on an actual and as adjusted basis, we had total assets of approximately $3.1 billion (before accumulated depreciation of approximately $0.2 billion).

As of March 31, 2010, our real estate portfolio was comprised of approximately $2.5 billion in assets (before accumulated depreciation of approximately $0.2 billion). As of March 31, 2010, on an as adjusted basis, our real estate portfolio was comprised of approximately $2.7 billion in assets (before accumulated depreciation of approximately $0.2 billion) and included 107 megaplex movie theatre properties (including two joint venture properties) located in 33 states and Ontario, Canada, nine theatre-anchored entertainment retail centers (including one joint venture property) located in four states and Ontario, Canada, and land parcels leased to restaurant and retail operators or available for development adjacent to several of our theatre properties. We also own a metropolitan ski area located in Ohio, eleven wineries (one of which we subsequently sold) and eight vineyards located in California and Washington and 27 public charter school properties located in eight states and the District of Columbia. Also, as of March 31, 2010, on an as adjusted basis, we had invested approximately $9.2 million in construction in progress for real estate development and approximately $137.6 million in undeveloped land inventory.

As of March 31, 2010, on an as adjusted basis, our real estate portfolio of megaplex theatre properties consisted of approximately 8.7 million square feet and was 100% occupied (as compared to 7.9 million square feet and 100% occupied on an actual basis), and our remaining real estate portfolio consisted of 4.2 million square feet and was 95% occupied (as compared to 4.4 million square feet and 95% occupied on an actual basis). The combined real estate portfolio consisted of 12.9 million square feet and was 98% occupied on an as adjusted basis (as compared to 12.3 million square feet and 98% occupied on an actual basis). Our theatre properties are leased to twelve different leading theatre operators. For the three months ended March 31, 2010, approximately 36% of our total revenue was derived from rental payments by AMC.

As of March 31, 2010, our real estate mortgage loan portfolio consisted of mortgage notes receivable with an outstanding balance of $435.0 million, including related accrued interest. As of March 31, 2010, on an as adjusted basis, our real estate mortgage loan portfolio consisted of mortgage notes receivable with an outstanding balance of $301.9 million, including related accrued interest. Our real estate mortgage loan portfolio at March 31, 2010, on an as adjusted basis, includes mortgage notes receivable with a carrying value of $165.5 million, including accrued interest, secured by a water-park anchored entertainment village located in Kansas (the first phase of which opened in July 2009) and additionally secured by two operating water-parks in Texas. Additionally, on an as adjusted basis, as of March 31, 2010, we have five mortgage notes receivable with a combined total carrying value of $136.4 million, including accrued interest, secured by ten metropolitan ski areas and related development land covering approximately 6,063 acres located in New Hampshire, Vermont, Missouri, Indiana, Ohio and Pennsylvania.

As of March 31, 2010, on an actual and as adjusted basis, we had invested approximately $215.2 million, net of initial direct costs of $1.7 million, in 27 public charter school properties leased under a master lease to Imagine. We own the fee interest in these properties; however, due to the terms of this lease it is accounted for as a direct financing lease. These properties are located in Arizona, Florida, Georgia, Indiana, Missouri, Nevada, Michigan, Ohio and the District of Columbia.

Our total investments were $3.0 billion at March 31, 2010. Total investments is a non-GAAP financial measure defined herein as the sum of the carrying values of rental properties (before accumulated depreciation), property under development, mortgage notes receivable (including related accrued interest receivable), investment in joint ventures, intangible assets (before accumulated amortization) and notes receivable. Below is a reconciliation of the carrying value of total investments to the consolidated balance sheet at March 31, 2010 (in thousands):

Rental properties, net of accumulated depreciation	$2,044,810
Add back accumulated depreciation on rental properties	272,993
Property under development	13,619
Mortgage notes and related accrued interest receivable, net	434,980
Investment in joint ventures	4,356
Investment in a direct financing lease, net	215,196
Intangible assets, net of accumulated amortization	38,451
Add back accumulated amortization on intangible assets	7,710
Notes receivable and related accrued interest receivable, net	7,247

Total investments	$3,039,362

Management believes that total investments is a useful measure for management and investors as it illustrates across which asset categories our funds have been invested. Our total investments at March 31, 2010 consisted of the following (in thousands):

Asset Category	Total Investments	% of Total Investments
Megaplex Theatres	$1,278,415	42%
ERC and Retail Investments	875,803	29%
Public Charter Schools	218,976	7%
Vineyards and Wineries	218,181	7%
Waterparks	165,452	6%
Metropolitan Ski Areas	149,416	5%
Concord Development	133,119	4%

Total Consolidated	$3,039,362	100%

At March 31, 2010, Peak is the lessee of our metropolitan ski area in Ohio and is the mortgagor on five notes receivable secured by ten metropolitan ski areas and related development land. Similarly, affiliates of Imagine are the lessees of all of our public charter school properties.

For the three months ended March 31, 2010, approximately 16% of our total revenue is derived from our five entertainment retail centers in Ontario, Canada. The Canadian entertainment retail centers represent approximately 18% of our net assets as of March 31, 2010, on an actual basis and 22% on an as adjusted basis.

We aggregate the financial information of all our investments into one reportable segment because our investments have similar economic characteristics and because we do not internally report and we are not internally organized by investment or transaction type.

We believe destination entertainment, entertainment-related, recreational and specialty properties are important sectors of the real estate industry and that, as a result of our focus on properties in these sectors and the industry relationships of our management, we have a competitive advantage in providing capital to operators of these types of properties. Our principal business objective is to be the nation’s leading destination entertainment, entertainment-related, recreation and specialty real estate company by continuing to acquire, finance or develop high-quality properties. Our investments are generally structured as long-term triple-net leases that require the tenants to pay substantially all expenses associated with the operation and maintenance of the property, or as long-term mortgages with economics similar to our triple-net lease structure.

During 2009, as a result of the economic downturn and related challenges in the credit market that increased our cost of capital, we tempered our focus on growth of FFO, and instead principally focused on maintaining adequate liquidity and a strong balance sheet. As a result, our capital spending for the year ended December 31, 2009 was much lower than for 2008. Having enhanced our liquidity position and strengthened our balance sheet, we believe we are better positioned to aggressively pursue potential investments, acquisitions and financing transaction opportunities that may become available to us from time to time.

We believe our management’s knowledge and industry relationships have facilitated favorable opportunities for us to acquire, finance and lease properties. Historically, our primary challenges have been locating suitable properties, negotiating favorable lease or financing terms, and managing our real estate portfolio as we have continued to grow. We are particularly focused on property categories which allow us to use our experience to mitigate some of the risks inherent in the current economic environment. We cannot assure you that any such potential investment or acquisition opportunities will arise in the near future, or that we will actively pursue any such opportunities.

Capitalization strategies

Debt and equity financing

In 2009 we deleveraged our balance sheet primarily by issuing equity in excess of debt during the year. Our debt to gross assets ratio (i.e. long-term debt of the Company as a percentage of assets plus accumulated depreciation) was reduced from 44% at December 31, 2008 to 39% at December 31, 2009. We expect to maintain a debt to gross assets ratio equal to or less than 45% throughout 2010. Our debt to gross assets ratio was 42% at March 31, 2010. While deleveraging the balance sheet mitigates the growth in per share results, we believe reduced leverage and an emphasis on liquidity are prudent during the current economic downturn.

Our sources of equity financing consist of the issuance of common shares as well as the issuance of preferred shares (including convertible preferred shares). In addition to larger underwritten registered public offerings of both common and preferred shares, we have also offered shares pursuant to registered public offerings through the direct share purchase component of our Dividend Reinvestment and Direct Share Purchase Plan (“DSP Plan”). While such offerings are generally smaller than a typical underwritten public offering, issuing common shares under the direct share purchase component of our DSP Plan allows us to access capital on a more frequent basis in a cost-effective manner. We expect to opportunistically access the equity markets in the future and, depending primarily on the size and timing of our equity capital needs, may continue to issue shares under the direct share purchase component of our DSP Plan.

Cappelli relationships

On October 27, 2003, we acquired a 71.4% ownership interest in New Roc Associates, LP (“New Roc”) in exchange for cash of $25.0 million. New Roc owns an entertainment retail center encompassing 446 thousand square feet located in New Rochelle, New York. We also had two $10.0 million notes receivable that were due on February 28, 2009 and March 1, 2009, respectively. The first note was related to our joint venture with a Mr. Cappelli controlled entity in New Roc, an entertainment retail center in New Rochelle, New York. This note was secured by such partner’s interest and Mr. Cappelli had also personally guaranteed the note. The second note was due from Mr. Cappelli personally and in conjunction with this note, we received an option to purchase 50% of Mr. Cappelli’s interest (or Mr. Cappelli’s related interests) in three other projects.

On May 8, 2007, we acquired Class A shares in both LC White Plains Retail LLC and LC White Plains Recreation LLC in exchange for $10.5 million. These two entities (together “the White Plains LLCs”) own City Center, a 390 thousand square foot entertainment retail center in White Plains, New York that is anchored by a 15 screen megaplex theatre operated by National Amusements. The Class A shares have an initial capital account balance of $10.5 million, a 66.67% voting interest and a 10% preferred return, as further described below. Cappelli Group, LLC holds the Class B shares in the White Plains LLCs. The Class B shares have an initial capital account balance of $25.0 million and a 9% preferred return. City Center Group LLC holds the Class C and Class D shares in the White Plains LLCs. The Class C and Class D shares each have an initial capital account balance of $5.0 million and the Class C shares have a 33% voting interest. In addition, we had two promissory notes outstanding in connection with the City Center development. The first was a $10.0 million note due May 8, 2017, which was secured by the interests of City Center LLC in the City Center property and Mr. Cappelli and another individual each personally guaranteed this note. The second was a $20.0 million note, which was eliminated in our consolidated balance sheet and which was secured by the Cappelli Group, LLC’s Class B shares of the White Plains LLCs.

On August 20, 2008, one of our wholly-owned subsidiaries entered into an agreement to provide a secured first mortgage loan of up to $225.0 million to Concord Resorts, an entity controlled by Mr. Cappelli, related to a planned casino and resort development in Sullivan County, New York. Our investment was secured by a first mortgage on the resort complex real estate totaling 1,584 acres. The resort complex also included a tract of land where a racino complex was contemplated. We also had a second mortgage on an adjacent 139 acres of real estate where a casino hotel was planned and the loan was personally guaranteed by Mr. Cappelli. As of December 31, 2009, $133.1 million had been funded under the original $225.0 million secured first mortgage commitment.

Due to the economic downturn, certain other lenders on the development either reduced their commitments or withdrew from the project. The planned initial phase of the casino and resort development had been downsized from an estimated $1.0 billion to an estimated $600.0 million and Mr. Cappelli attempted to secure the necessary financing. In June of 2009, the New York legislature passed legislation authorizing the benefits of a special reduced tax rate on gaming receipts in Sullivan County, New York if at least $600.0 million is invested and 1,000 new jobs are created. The development project has been delayed, and Concord Resorts ceased making interest payments to us. On December 31, 2009, we commenced litigation against Mr. Cappelli and his affiliates seeking payment of amounts due under various loans to them and a declaratory judgment that no further investments were required to be made by us under any prior commitment to Mr. Cappelli or any of his affiliates. On April 9, 2010, Mr. Cappelli and certain affiliates commenced litigation against us seeking declaratory relief and money damages with respect to the casino project and the City Center entertainment retail center.

As discussed under “Regulation FD Disclosure—Recent developments—Cappelli settlement,” on June 18, 2010, we entered into a series of agreements with Mr. Cappelli and several of his affiliates regarding the settlement of all pending litigation and a restructuring of our investments with Mr. Cappelli and his affiliates discussed above.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following summary of the material terms of certain indebtedness of the Company is only a general description and is not complete and, as such, is subject to and is qualified in its entirety by reference to the provisions of the agreements governing such indebtedness.

New unsecured revolving credit facility

We intend to enter into a new $320.0 million senior unsecured revolving credit facility contemporaneously with the sale of the notes, which we refer to as our “new unsecured revolving credit facility” in this disclosure. It is anticipated that the following banks will act as lenders and/or agents under our new unsecured revolving credit facility: KeyBank National Association, JPMorgan Chase Bank, N.A., Royal Bank of Canada and Barclays Bank PLC will be lenders and KeyBank National Association, will be the administrative agent for the other lenders. The consummation of the note offering and entry into our new unsecured revolving credit facility are conditioned upon each other. The combined proceeds of the note offering and the initial loans under the new unsecured revolving credit facility will be used to repay all indebtedness under our existing secured revolving credit facility, to repay in full our term loan facility, to repay in full our existing Toronto Dundas Square credit facility, and to pay fees and expenses associated with the early repayment of such facilities. At that time, liens securing these three credit facilities will be released.

The new unsecured revolving credit facility will provide for the extension of credit not to exceed $320.0 million, including a $70.0 million subline for letters of credit. The new unsecured revolving credit facility will contain an “accordion” feature whereby, subject to lender approval, the total amount of the facility may be increased to $420.0 million. The new unsecured revolving credit facility will mature on December 1, 2013, unless extended by us, the agent and the lenders.

Interest rates

The outstanding principal balance under the new unsecured revolving credit facility will bear interest at fluctuating rates. These rates are based on LIBOR or the Base Rate, at our option, plus an applicable spread based on the ratings periodically assigned to our senior long-term unsecured debt by rating agencies, as set forth below:

S&P rating	Moody’s rating	Fitch’s rating	Base rate spread	LIBOR spread

≥ BBB-	≥ Baa3	≥ BBB-	2.00%	3.00%
= BB+	= Ba1	= BB+	2.25%	3.25%
≤ BB	≤ Ba2	≤ BB	2.50%	3.50%

If at least two of the three rating agencies have the same rating, that rating will determine the spread. If all three rating agencies have different ratings, the median rating will determine the spread.

“LIBOR” will be determined based upon our selection of interest periods of one-, two-, three- or six-months for LIBOR loans, subject to availability. “Base Rate” will be the greater of (a) the agent’s prime rate of interest announced from time to time, or (b) 0.5% above the then-current Federal Funds Rate, or (c) 1.0% above the then-current 30-day LIBOR.

The Company will also pay an unused line fee on the unused portion of the new unsecured revolving credit facility at an annual rate of 0.4%, if the unused portion is less than 50% of the facility amount, or 0.5%, if the unused portion equals or exceeds 50% of the facility amount.

Covenants

The new unsecured revolving credit facility will contain customary covenants for transactions of this type, including, without limitation, restrictions on the ability of the Company and all or certain of its subsidiaries to make distributions; incur debt, make investments; grant or suffer liens; undertake mergers, consolidations, asset sales and other fundamental entity changes; make material changes to contracts and organizational documents; and enter into transactions with affiliates.

The new unsecured revolving credit facility will also have financial covenants for the Company and/or all or certain of its subsidiaries involving (a) maximum unsecured debt to eligible unencumbered properties; (b) maximum total debt to total asset value; (c) maximum permitted investments; (d) minimum tangible net worth; (e) minimum debt yield; (f) minimum interest coverage; (g) maximum distributions; (h) minimum liquidity; (i) maximum secured debt to total asset value; (j) minimum fixed charge coverage; and (k) maximum secured recourse debt.

Events of default

The new unsecured revolving credit facility will also contain customary events of default, including among others, non-payment of principal, interest or other amounts when due, inaccuracy of representations and warranties, violation of covenants, cross defaults with certain other indebtedness, insolvency or inability to pay debts, bankruptcy, or a change of control.

Terms subject to change

The terms described above are subject to change. The availability of the new unsecured revolving credit facility is subject to a number of conditions, including the consummation of the note offering. To the extent that any of these conditions are not satisfied, the new unsecured revolving credit facility may be unavailable to us on the terms described above or at all.

VinREIT credit facility

Through March 31, 2010, VinREIT, LLC (“VinREIT”), a subsidiary that holds our vineyard and winery assets, had drawn nine term loans aggregating $96.7 million in initial principal under its $160.0 million credit facility with Bank of the West and various lenders. These term loans have maturities ranging from December 1, 2017 to June 5, 2018, are 30% recourse to us and have stated interest rates of LIBOR plus 175 basis points on loans secured by real property and LIBOR plus 200 basis points on loans secured by fixtures and equipment. Under certain conditions, we are required to provide additional guarantees of these term loans beyond the 30% recourse provision described above. As of June 2010, we had provided additional guarantees of $9.6 million. We entered into seven interest rate swaps during 2008 that fixed the interest rates on the outstanding loans at a weighted average rate of 5.2%. Term loans can be drawn through September 26, 2010 under the credit facility. The credit facility provides for an aggregate advance rate of 65% based on the lesser of cost or appraised value. At March 31, 2010, the term loans outstanding under the credit facility had an aggregate balance of $92.9 million and approximately $63.3 million of the facility remains available. The credit facility also contains an accordion feature, whereby, subject to lender approval, we may obtain additional term loan commitments in an aggregate principal amount not to exceed $139.5 million.

Mortgage notes payable

On an as adjusted basis, as of March 31, 2010, the Company had approximately $718.5 million mortgage notes payable outstanding. Each of the mortgage notes payable is secured by the respective properties on which the debt was placed, which includes 45 of our theatres, eight of our theatre and retail mix properties and one mortgage note receivable.

The mortgage notes secured by our theatre and theatre and retail mix properties are generally non-recourse to the Company. The notes have scheduled maturities ranging from seven months to 27 years and bear interest at fixed rates ranging from 4.26% to 9.01%, except for one such note which bears interest at a variable rate. The variable rate note resets on a weekly basis and was 0.2% at March 31, 2010. The notes generally require monthly payments of principal and interest based on the applicable amortization schedule, with a balloon payment due at maturity.

The mortgages on our properties contain customary covenants such as those that limit our ability, without the prior consent of the lender, to further mortgage the applicable property or to discontinue insurance coverage.